Exhibit 4.36

DATED 16th August 2004

WPP GROUP USA, INC.	(1)

and

SIR MARTIN STUART SORRELL	(2)

SERVICE AGREEMENT in the USA effective from the date hereof

DATE OF SERVICE AGREEMENT 16th August 2004

PARTIES

(1)	WPP GROUP USA, INC, a Delaware Corporation of 125 Park Avenue, New York, New York 10017-5529 (the “Company”)

(2)	SIR MARTIN STUART SORRELL with a business address at 125 Park Avenue, New York, New York 10017-5529 (the “Executive”)

INTRODUCTION

A	The Company employs the Executive in the United States of America in order to assist the Company, its Affiliates and Subsidiaries in the management, control, organisation and development of their respective businesses and trades within the United States of America pursuant to an agreement embodying the terms of such employment dated 14 May 2001 (the “2001 Agreement”).

B	The Company and the Executive desire to continue such employment, subject to the terms and provisions of the 2001 Agreement but with the modifications herein contained (the “Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

IT IS AGREED THAT:

1	DEFINITIONS

“Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Base Salary” shall mean the salary provided for in clause 7.1 below or any increased salary granted to the Executive pursuant to clause 7.1.

“Board” shall mean the Board of Directors of the Company.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Parent.

“Group” shall mean the Company and the Parent together with their Subsidiaries and Affiliates and “Group Company” shall be anyone of them.

“Parent” shall mean WPP Group plc.

“Schedule” shall mean Schedule 1 attached hereto.

“Subsidiary” shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

“Term of Employment” shall mean the period specified in clause 3 below.

“UK Employment Contract” shall mean an agreement between the Parent and the Executive which is effective from April 1, 2005.

“UK Services Agreement” shall mean an agreement of even date between the Parent and J.M.S. Financial Services Limited.

“Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Stock upon any matter submitted to stockholders where the holders of all Voting Stock vote together as a single class) by the holders of Voting Stock.

“Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the Executives of a corporation.

2	APPOINTMENT

2.1	During the Term of Employment, the Company shall employ the Executive to provide services in the United States of America and the Executive:

(a)	shall use his best endeavours to promote the interests of the Company, its Affiliates and Subsidiaries and also Group Companies in the United States of America in the management, control, organisation and development of their respective businesses and trades and in addition the Executive shall comply with all reasonable directions which the Board may give to him and the Executive shall furnish to the Board all such explanations, information and assistance as it may reasonably require;

(b)	will not, without first obtaining the prior written approval of the Company, on his own behalf enter into any contract or other arrangement with any other firm, person or company whose business is in competition with the businesses of the Company or any Group Company.

2.2	During the Term of Employment under this Agreement the Executive shall be a member of the Board and of the Board of Executives of such Group Company as the Parties from time to time shall agree and the Executive shall continue in his current positions as Chairman, President and Chief Executive Officer of the Company in which capacity he shall, subject to clause 2.1(a), be responsible for the overall management control, organisation and development of the affairs of the Company, its Affiliates and Subsidiaries and also the Group Companies in the United States of America and he shall be responsible to the Board for all aspects of the conduct of such businesses.

3	TERM OF EMPLOYMENT

3.1	The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment and, subject to clause 15, such employment shall last until 31 August 2005 and continue thereafter, provided that after August 31, 2005 the Company and the Executive can terminate the Term of Employment by written notice taking effect immediately on the date of its service on the other party, in which event the Executive’s employment with the Company shall terminate as of the date of such notice. Any notice to terminate the Term of Employment given by either the Executive or the Company after 31 August 2005 (other than a notice by the Company pursuant to clause 15.1 hereof) shall be deemed to be a notice given by such party on the grounds of the Executive’s retirement and upon giving such notice, the Executive shall be deemed to have retired and qualified for retirement treatment for purposes of all plans, policies, programs, arrangements of, or other agreements with, the Company or any Group Company. In the event of any termination of the Term of Employment after August 31, 2005, save as provided in clause 3.2 and clause 22 below, the Executive will have no entitlement to any further payments from the Company hereunder and he hereby irrevocably waives any entitlement to notice or pay and/or benefits in lieu of any period of notice. Nothing in this clause 3.1 shall prejudice the Company’s right to terminate the Term of Employment hereunder pursuant to clause 15.1 hereof.

3.2	Following termination of the Term of Employment the Executive shall continue to be entitled to receive amounts due hereunder which are accrued up to and including the date on which the employment terminates but not yet paid, subject to any adjustment under clause 7.2 and/or clause 12.3, if applicable.

4	DIRECTOR’S FEES

Unless otherwise agreed in writing between the Company and the Executive the Executive shall not be entitled to any director’s fees from the Company or from any Group Company in addition to the remuneration payable by the Company to the Executive hereunder; provided that if the Executive is at any time removed from the office of director whether of the Company or the Parent the Term of Employment shall automatically terminate and such termination shall be deemed to be by the Company for a reason other than provided for in clauses 15.1 or 15.2 of this Agreement.

5	ACCOMMODATION

5.1	The Company undertakes to the Executive to provide suitable offices and suitable office and secretarial facilities for his use as are compatible with the Executive’s role as President and Chief Executive Officer of the Company and the Executive shall carry out his duties there and in such other places as the Executive judges appropriate.

5.2	The Company shall make available for the use of the Executive (at the expense of the Company) an apartment in New York City while the Executive is in New York City and engaged in or conducting business on behalf of the Company or its Subsidiaries and Affiliates, including, but not limited to, any company referred to in clause 2.2.

6	HOURS OF WORK

The Executive shall work at such times and for such periods as the efficient and conscientious discharge of his duties hereunder shall reasonably require. There are no normal working hours for the Executive. The Company acknowledges that the Executive has obligations under the UK Services Agreement and thereafter the UK Employment Contract for the provision of his services which will affect the time during which and the times at which he can discharge his duties under this Agreement.

7	SALARY

7.1	The Company shall pay to the Executive a Base Salary for each calendar year calculated and determined in accordance with the Schedule. The Base Salary shall accrue from day to day.

7.2	The Company will pay on 1st January and 1st July (or such other dates as may be agreed from time to time between the Company and Services) in each year during the Term of Employment hereunder instalments of an amount on account of the Base Salary payable under clause 7.1 above for that year (which for 2004 shall include services provided by the Executive under the 2001 Agreement), provided that as of July 1, 2005, the Company will pay such Base Salary due for the particular year in 12 equal monthly instalments in arrears. Prior to July 1, 2005, each of the instalments will be equal to one-half of 40% of the Aggregate Basic Income (as defined in the Schedule) for such year and on and after July 1, 2005, such instalments will be equal to one-twelfth of 40% of such Aggregate Basic Income. Except as otherwise set forth herein, any instalment due hereunder shall be payable in accordance with the regular payroll practices of. the Company. At appropriate times during the year adjustments shall be made to reflect the US Time (as defined in the Schedule) and such adjustments may be made by adjusting the amount of Base Salary paid for future services hereunder or by adjusting the portion of the bonus earned for the year in which such Base Salary is being adjusted that is attributable to US Time (as defined in the Schedule).

8	ANNUAL INCENTIVE AWARDS

8.1	The Executive shall, subject to satisfaction of the criteria set out below and subject to any adjustment as set forth in clause 7.2 above, also be entitled to receive, within 30 days following the finalisation of the final audited results of the Parent in respect of each financial year of the Parent that occurs during the Term of Employment hereunder, a bonus determined by reference to the financial performance of the Parent for the period to which it relates payable, if in cash, in a lump sum. The bonus shall be deemed to accrue from day to day during the period to which it relates and determined and based on three separate components, each comprising one-third of the amount of the bonus, as follows:

(a)	One component is based on financial performance of the Parent measured against budgeted operating profit and cash flow to be agreed between the Executive and the Company in consultation with the Compensation Committee (but which shall be measured in the same way as the Parent’s financial performance for the purpose of calculating bonus payments for the Group’s other senior executives).

(b)	One component is based on the Parent’s performance relative to a peer group of major public advertising companies. The peer group will be reviewed by the Company and the Parent from time to time as necessary and any changes to the peer group will be notified to the Executive, provided .always that the Company and the Parent will act reasonably and will consult with the Executive prior to making any changes to the companies in the peer group.

The performance levels and the criteria for achieving them will be agreed between the Executive and the Company in respect of each year and will take into account the following criteria inter alia:

•	Total shareholder return (i.e. share price appreciation plus reinvestment of dividends in shares);

•	Increase in operating profit;

•	Increase in earnings per share and/or operating margins.

Adjustments shall be made in relation to the Parent and the peer group of companies referred to above as necessary to enable an accurate comparison of performance to be made, provided always that the Company and the Parent will act reasonably and will consult with the Executive prior to making any such adjustments.

(c)	One component shall be based on the achievement of key strategic initiatives which shall be agreed by the Executive and the Company as early as practicable during the relevant year.

The total bonus comprising each of the three components shall be targeted so as to equal 100 per cent of the Base Salary under clause 7.1 as at 31 December of the relevant year (calculated in accordance with the Schedule) and the maximum bonus shall be 200 per cent of that Base Salary.

The Executive and the Company may agree from time to time an alternative structure for determining the bonus payable under this dause, including the target and maximum amounts of that bonus.

8.2	If after 31 August 2005, either the Executive or the Company terminates the Term of Employment for whatever reason (and in the Company’s case other than pursuant to clause 15.1 hereof), after the end of the performance period to which the bonus period refers but prior to the payment date of any such bonus, the Executive will continue to be treated on the same basis as if he were employed on the relevant payment date. For the avoidance of doubt, if the Executive or Company terminate the Term of Employment at any time before the end of the performance period referred to thenthe Executive loses all and any rights under this clause and the Executive has no rights against the Company and/or Parent in respect of the same except as otherwise provided pursuant to the applicable annual incentive plan.

9	OTHER INCENTIVE AWARDS

The Executive shall have no entitlement to participate in any incentive arrangements for executives, except as expressly provided herein, or as agreed in writing in advance by the Company or the Parent. The Executive shall be entitled at the discretion of the Compensation Committee of the Company to participate in the WPP Group plc Leadership Equity Acquisition Plan, the WPP Performance Share Plan and such other plans and arrangements which at the discretion of such Compensation Committee shall be made available for the most senior executives of the Company and the Group Companies, subject always to the rules of the applicable plan or scheme.

10	EXPENSES

The Executive is authorised to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

11	CAR AND CLUB

The Company shall make available to the Executive as required a car and driver appropriate for his sole use. The Company shall maintain, service, and comprehensively insure the car as appropriate and shall arrange for the supply to the Executive of fuel for his use in such car. The Company shall also pay the cost and shall reimburse the Executive for his reasonable properly vouchered club expenses incurred in connection with the Company’s business in accordance with Company policy as from time to time in effect.

12	INSURANCES AND PENSION

12.1	The Company shall or will procure that the Parent shall provide for the benefit of the Executive and his dependants life and accident assurance and health insurance and any other benefits as may be agreed between the Company and the Executive.

12.2	The Company shall pay 50% of the reasonable cost of providing for the benefit of the Executive and his dependants insurance cover on such basis and for such amounts, as shall from time to time be agreed between the Company and the Executive provided that such cover is available, which provides a payment in the event that the Term of Employment is terminated because of the Executive’s death, ill-health or disability.

12.3	Unless otherwise agreed between the parties, the Executive shall be entitled to a supplemental pension to be funded by or on behalf of the Company by an annual payment of a sum (the “Pensions Contribution”) calculated in accordance with the Schedule, provided that as of January 1, 2006 and thereafter, the Company shall establish an appropriate funding mechanism for the payment of such Pensions Contribution or payment or provision in lieu thereof. An amount on account of the Pensions Contribution will be paid or funded, as the case may be, on the first day of January of each year during the Term of Employment under this Agreement in respect of the year for which it is paid equal to 40% of the Aggregate Pensions Provision (as defined in the Schedule) at that time, provided that as of January 1, 2006, the annual amount due hereunder shall be paid or funded in equal instalments in arrears on 31 March, 30 June, 30 September and 31 December in respect of the year for which it is paid. All necessary adjustments to reflect US Time (as defined in the Schedule) in the manner described in clause 7.2 above for adjusting the Base Salary shall be made after the Pensions Contribution for that year has been calculated after the end of that year for the purposes of 2004 and 2005 and for the purposes of 2006 and thereafter at regular times during the year in accordance with the understanding between the Parties.

13	VACATION

13.1	In addition to bank and other public holidays in the United Kingdom the Executive shall be entitled to six weeks paid vacation per year.

13.2	The vacation shall be taken at such time or times as the Executive shall decide but in any event it shall be taken at the same time as the Executive’s holiday entitlement from the Parent.

14	SICKNESS ABSENCE

14.1	Subject to clause 3.1, the Company shall continue to pay to the Executive afl sums due to him (without deduction) during any period of absence from work due to his illness or disability.

15	TERMINATION OF EMPLOYMENT

15.1	In any of the following cases, but without prejudice to clause 3.1, the Company may terminate the Term of Employment by written notice taking effect on the date of its service on the Executive in which case the Executive shall not be entitled to any further payment from the Company hereunder (other than pursuant to clause 22 hereof, if applicable) except such sums as shall then have accrued or become due.

(a)	If the Executive is convicted in the United States of a felony involving moral turpitude, fraud or dishonesty and sentenced to a term of imprisonment.

(b)	If the Executive engages in conduct that constitutes wilful gross neglect or wilful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company.

(c)	If the Executive be adjudicated bankrupt under the laws of the United Kingdom.

(d)	If the Executive resigns as a director of the Parent prior to 31 August 2005 without having obtained the Parent’s prior written agreement, save for just cause by the Executive or at the Company’s written request, provided that “just cause” shall not include resignation as a result of the Executive’s own act or omission as a director.

(e)	If the Parent terminates the Term of Appointment under the UK Services Agreement pursuant to clause 16.1 thereof or thereafter terminates the Term of Employment under the UK Employment Contract pursuant to clause 14.1 thereof.

15.2	The Company may terminate the Term of Employment by reason of the Executive’s illness or disability by giving written notice to the Executive in any of the following cases:

(a)	the Executive is substantially unable properly to perform the duties required under this Agreement by reason of illness or physical or mental incapacity or disability (irrespective of the cause or causes) for a period of 180 consecutive working days or for a period or periods aggregating at least 261 working days in any period of 18 months.

(b)	the Executive is permanently prevented as a result of any deterioration of his health from providing the services to the Company which he is required to provide under this Agreement and in particular to act as President and Chief Executive Officer of the Company. Whether or not the Executive is permanently incapacitated shall be determined by a medical doctor selected by the Parties, and in default of agreement by such medical doctor appointed by the President of the British Medical Association.

15.3	Without prejudice to the Executive’s right to accept other repudiatory breaches of this Agreement by the Company as terminating the Term of Employment hereunder, in any of the following cases the Executive may terminate the Term of Employment by written notice taking effect on the date of its service on the Company:

(a)	if the Company reduces the then current Base Salary, the bonus or incentive provisions contained in clause 8 or 9 and the Schedule to this Agreement, the payment in respect of pension benefits contained in clause 12.3 and the Schedule to this Agreement or any other material benefits provided under this Agreement without the Executive’s prior written consent;

(b)	if without first obtaining the written consent of the Executive, the Company:

(i)	appoints any executive to whom the Executive reports or to work jointly with the Executive in his capacity as Chairman, President or Chief Executive Officer;

(ii)	permits or procures the Executive’s functions or duties to be materially diminished in any way; or

(iii)	permits or procures an assignment of duties to the Executive which are materially inconsistent with his duties as Chairman, President or Chief Executive Officer of the Company;

(c)	if there is a failure to elect or re-elect the Executive to any of the positions described in clause 15.3(b)(i) above or removal of him from any such position without obtaining his written consent; or

(d)	if (i) any person (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner (as such term is used in Rule 13d-3 promulgated under the said Act) of a greater percentage of the Voting Stock of the Company than the percentage of such Voting Stock then held directly or indirectly by the Parent, (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the Parent owns all of the Voting Stock of the surviving corporation); or (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the Parent holds directly or indirectly, 50% or less of the Voting Stock of the combined company (each of the foregoing occurrences referred to as a “US Divestment”), and the Parent does not offer or procure that another Group Company offers the Executive or J.M.S. Financial Services Limited (as the case may be), and with effect from the commencement of the UK Employment Contract the Executive only, employment or an agreement, which employment or agreement shall be on the same terms as this Agreement, including, but not limited to, the same Term of Employment as this Agreement, within 28 days of the date of a US Divestment becoming effective.

And any such termination shall be deemed to be a termination of the Term of Employment by the Company without cause for the purposes of clause 20 below.

15.4	If the Term of Appointment under the UK Services Agreement or the Term of Employment under the UK Employment Contract terminates for any reason whatsoever the Company or the Executive (as the case may be) may terminate the Term of Employment hereunder, provided that any such termination shall be deemed to be on the same basis as the Term of Appointment under the UK Services Agreement or the Term of Employment under the UK Employment Contract, as the case may be, was terminated.

15.5

(a)	Subject always to the provisions of clause 15.6, in the event it shall be determined that any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the United States Internal Revenue Code) to or for the benefit of the Executive by the Company or any Group Company, whether paid or payable pursuant to this Agreement or otherwise (the “Payment”), would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax that may hereafter be imposed (“Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that and subject to the adjustments pursuant to the provision of Clause 15.6, after payment by the Executive of all taxes, whether imposed under United States or United Kingdom tax laws, including, without limitation, any income, employment, excise or other taxes (which shall include social security, Medicare and similar imposts), the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made pursuant to this clause, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilised in arriving at such determination, shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognised United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Group Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall be requested to provide detailed supporting calculations both to the Company and the Executive within 30 business days of a request for a determination by the Company. The Executive may request such determination by providing written notice thereof to the Company, which will promptly thereafter make such a request of the Auditor. The Auditor shall also make any determination as to whether any Payment shall be required to be reduced pursuant to Rule 11.1 of LEAP. In the event the Auditor determines that the Executive will be better off with a reduction (after taking into account all arrangements between the Company and the Executive including the arrangement for the Gross-Up Payment pursuant to this Clause 15.5(a)) such reduction shall be made even if not required by the terms of Rule 11.1 of LEAP.

(b)	Any Gross-Up Payment shall be paid by the Company to the Executive within 10 days of the receipt of the Auditor’s determination. Any determination by the Auditor shall be binding upon the Company and the Executive; provided, however, the Executive will be obligated hereunder to follow the determination of the Auditor only if the Auditor has confirmed in writing that there is “substantial authority” for such position within the meaning of Treas. Reg. Section 1.6662-4(d). If the Auditor has determined that a Gross-Up Payment is not required but has not confirmed that there is substantial authority for its position, the Auditor shall compute the amount of the Gross-Up Payment that would be due to the Executive if the Auditor had determined that such payment was required. if the Auditor’s determination of the amount of the Excise Tax payable by the Executive (including a determination that no Excise Tax is owing), is found to be erroneous (other than by reason of the Executive not providing the Auditor with accurate and complete information regarding his circumstances in a timely manner) and, as a result of such erroneous determination the Executive fails to report the full amount of the Excise Tax determined to be due on his applicable income tax return, then the Company shall indemnify the Executive, subject to the procedures provided in Clause 15.5(c), on a fully grossed-up basis as provided in the first sentence of Clause 15.5(a) but subject to Clause 15.6 for the amount of any tax deficiency (including, without limitation, any Excise Tax or income tax, interest or other penalty imposed on the Executive by the Internal Revenue Service or other taxing authority in connection therewith) except to the extent that any such payments arise out of the Executive failing to provide accurate and complete information to the Auditor in a timely manner. In addition, in respect of any Excise Tax for which no Gross-Up Payment is payable, the Executive shall be indemnified on a fully grossed-up basis, as provided in the first sentence of this Clause 15.5(a), for all interest and penalties he incurred on account of any determination by the Auditor that is found to be erroneous in accordance herewith.

(c)	The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment (a “Claim”) or a

potential claim by the Internal Revenue Service (a “Potential Claim”). For this purpose, a Potential Claim shall mean a claim that has been asserted against the Executive by the Internal Revenue Service in discussion with the Executive or his advisers but which has not yet been asserted in writing to the Executive. Such notification shall be given within 10 business days after the Executive is informed in writing of such Claim or 10 business days after the Executive first becomes aware of a Potential Claim. The Executive shall apprise the Company of the nature of any such Claim and the date on which such Claim is requested to be paid by sending a copy of such Claim to the Company marked for the attention of the Group General Counsel for the time being. The Executive shall also apprise the Company of the nature of any such Potential Claim by sending written details of the circumstances giving rise to the Potential Claim to the Company marked for the attention of the Group General Counsel for the time being. The Executive shall not pay such Claim prior to the expiration of a period of 30 business days following the date on which he gives such notice of the Claim to the Company. If the Company does not contest such Claim, the Company shall pay to the Executive the Gross-Up Payment and any additional amounts due the Executive pursuant to Clause 15.5(b) above but subject to Clause 15.6. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Claim in a legally permissible manner or to pay the tax and have the Executive sue for a refund (in which latter case the Company shall pay the tax and shall indemnify and hold harmless the Executive, on an after-tax basis, from any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed with respect to such payment of tax), the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such Claim or Potential Claim;

(ii)	take such action in connection with contesting such Claim or Potential Claimas the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such Claim or Potential Claim, and

(iv)	permit the Company to participate in any proceedings relating to such Claim or Potential Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of all related costs and expenses. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority, including any liability for Excise Tax in respect of which no Gross-Up Payment is payable.

(d)	If, following a payment by the Company of an amount on the Executive’s behalf pursuant to Clause 15.5(c), the Executive becomes entitled to receive any refund with respect to such payment, the Executive shall (subject to the Company’s complying with the requirements of Clause 15.5(c)) promptly after its receipt by him pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes (including, without limitation, any income, employment, excise and other taxes (which shall include social security, Medicare and similar imposts)) applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Clause 15.5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such payment and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

15.6	The Gross-Up Payment shall be calculated subject to the principle that neither the Company nor any Affiliate will suffer any financial disadvantage, either from the making of a Gross-Up Payment due to an Excise Tax imposed on the Executive or the loss of a deduction due to the application of Section 280G(a) of the Internal Revenue Code, as a result of the fact that the Executive did not exercise his rights to the whole of his Capital Investment Plan award on 1 September 2004 and that such adjustments as are necessary to give effect to that principle will be made to the calculation of the amount payable under Clause 15.5 and including the following principles:

(i)	the Gross-Up Payment shall be calculated as if the Executive had exercised his rights to the whole amount of his award under the Capital Investment Plan on 1 September 2004;

(ii)	if the Company or any Affiliate is unable to claim a deduction for corporate tax purposes, as a result of the application of Code Section 280G(a), which they would have been able to claim if the Executive had exercised his rights to the whole amount of his award under the Capital Investment Plan on 1 September 2004 or if they would have been able to claim a bigger corporate tax deduction in the absence of the applicability of Code Section 280G(a) if the Executive had so exercised his rights to the whole amount of his award under the Capital Investment Plan on 1 September 2004, the following adjustment all be made: the amount of the Gross-Up Payment shall be reduced, up to a maximum amount not to exceed the Gross-Up Payment, by the amount of any corporate tax that would not have been payable had the Executive so exercised his rights; and

(iii)	if there is any loss of a corporate tax deduction as referred to in paragraph (ii) above but the Company or any Affiliate is able to claim a greater amount of deduction for corporate tax purposes as a result of any increase in the value of those shares in the Parent which the Executive does not receive as a result of his decision not to take the whole of his award under the Capital Investment Plan on 1 September 2004, (such increase in value to be calculated from 1 September 2004 to the date of the relevant change of control), then the amount of any corporate tax that is not payable as a result of that growth in value of shares in the Parent will be added back to the Gross-Up Payment up to a maximum amount equal to the amount of the adjustment pursuant to paragraph (ii) above.

16	CONFIDENTIAL INFORMATION

16.1	The Executive shall not (except in the proper performance of his duties hereunder or the proper performance of his duties and obligations as an executive of the Company or a Group Company) either during the Term of Employment or at any time after the termination thereof divulge to any person whomsoever or otherwise make use of and shall use his reasonable endeavours at the cost of the Company to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, dealings, transactions or affairs of the Company or any Group Company or of any of their respective customers or clients (which information belongs to the Company or a Group Company) entrusted to the Executive or arising or coming to the Executive’s knowledge during the course of the Term of Employment under this Agreement.

16.2	The Executive shall upon the termination of the Term of Employment immediately deliver to the Company all price lists of customers’ correspondence and other documents papers and property belonging to the Company or any Group Company which may have been prepared by him or have come into his possession during the Term of Employment and shall not retain any copies thereof. Anything herein to the contrary notwithstanding, and subject always to the Executive providing full details to the Company in writing beforehand, the Executive shall be entitled to retain:

(a)	papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and personal phone books;

(b)	information regarding the Executive’s compensation and/or benefits or relating to reimbursement of expenses;

(c)	information that the Executive needs for personal tax purposes; and

(d)	copies of plans, programs and agreements relating to the Executive’s provision of services to the Company (or the termination of such services) having made a written request to the Company detailing what is required beforehand.

16.3	The Executive shall not have any liability under the provisions of this Agreement by reason of:

(a)	using or divulging knowledge or information, by reason of legal or accounting requirements or, after the termination of the Term of Employment hereunder, which would not at the time of use or divulging be considered confidential or proprietary to, or capable of protection by, the Company in accordance with customary business practices in the United States of America;

(b)	any act or statement done or made by the Executive at the request of the Company or any Group Company or required to be done or made for the proper performance of duties under this Agreement;

(c)	use or disclosure of information which at the time is in public domain;

(d)	by reason of such disclosure being required by law or by any Court, mediator, arbitrator or legislative or regulatory body (including any committee thereof) either in the United Kingdom or the USA with actual or apparent jurisdiction to order disclosure or the making accessible of such information; or

(e)	in connection with any litigation, mediation or arbitration involving this Agreement, the UK Services Agreement and/or the UK Employment Contract, including any enforcement of such agreements.

16.4	The Executive shall not knowingly at any time make any untrue statement, which shall when made result in a violation of any statutory requirement or the regulations of any competent authority, in relation to the Company or any Group Company and in particular shall not after the termination of the Term of Employment wrongfully represent himself as being employed by or connected with any such company.

17	RESTRICTIVE COVENANTS

17.1	In this clause:

“Employee” means an employee of the Company or a Group Company employed in the Relevant Area who is employed wholly or mainly in a managerial or creative capacity and whose remuneration (that is salary together with any bonus or incentive payments) receivable in the calendar year immediately prior to the Termination Date is not less than the US$ equivalent of £100,000 such conversion rate to be that in effect at the end of the applicable calendar year.

“Major Client” means a client of the Company, the Parent, a Group Company or the Parent together with any Group Company where the revenues earned or properly chargeable by the Company, the Parent and the Group Company together in relation to that client, or a group of companies of which the client is a part, in respect of any one of the three complete financial years of the Company prior to the Termination Date exceed the US$ equivalent of £2 million such conversion rate to be that in effect at the end of the applicable financial year (excluding VAT or similar taxes).

“Person” includes any company, firm, organisation or other entity.

“Relevant Area” means the United States of America.

“Services” means the services performed by the Executive under this Agreement.

“Termination Date” means the effective date on which the Term of Employment terminates.

17.2	Subject always to clause 29, the Executive covenants with the Company (for itself and as trustee for each Group Company) that he will not for a period of 12 months after the Termination Date in the Relevant Area provide or supply any services which are the same as or similar in nature or scope to the Services to any Person who is in competition or likely to be in competition with any business carried on at the Termination Date by the Company or any Group Company. For this purpose, the Executive provides or supplies services if:

(a)	he does so as principal or agent; or

(b)	he is a partner, director, employee, consultant or agent in, of or to any Person who provides or supplies services; or

(c)	he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who provides or supplies services; or

(d)	he is a partner, director, employee, consultant or agent in, of or to any Person or he directly or indirectly has a material financial interest (as shareholder or otherwise) in any Person who provides or supplies services;

disregarding any financial interest of a Person in securities which are listed for trading on a national (whether U.S. or non-U.S.) securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System if that Person, the Executive (together with any Person with whom he is acting in concert and his wife, siblings, parents and children) are interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class.

17.3	Subject always to clause 29, the Executive covenants with the Company (for itself and as trustee for each Group Company) that he will not directly or indirectly on his own account or on behalf of or in conjunction with any Person for a period of 12 months after the Termination Date (except on behalf of the Company or a Group Company) deal with in respect of, or canvass or solicit business or custom for services, which are substantially similar to or competitive with the services being provided by the Company or a Group Company at the Termination Date, and with which the Executive was actively involved in connection with the provision of the Services during the 12 months ending on the Termination Date, with or from any Person who has been at any time during the 12 months ending on the Termination Date a Major Client in the Relevant Area of the Company or a Group Company and .with whom the Executive was actively involved in connection with the provision of the Services during the 12 months ending on the Termination Date.

17.4	Subject always to clause 29, the Executive covenants with the Company (for itself and as trustee for each Group Company) that he will not directly or indirectly on his own account or on behalf of or in conjunction with any Person for a period of 12 months after the Termination Date induce or attempt to induce any supplier to the Company or any Group Company in the Relevant Area, with whom the Executive was actively involved in connection with the provision of the Services during the 12 months ending on the Termination Date to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or otherwise interfere with the relationship between such a supplier and the Company or any Group Company.

17.5	Subject always to clause 29, the Executive covenants with the Company or any Group Company (for itself and as trustee for each Group Company) that he will not directly or indirectly on his own account or on behalf of or in conjunction with any Person for a period of 12 months after the Termination Date induce or attempt to induce any Employee of the Company or any Group Company who is engaged in any business or activity carried on by the Company or any Group Company at the Termination Date and with whom the Executive during the 12 months ending on the Termination Date had material dealings in connection with the provision of the Services, to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the Employee) provided that nothing in this clause shall prevent the Executive from placing a general job advertisement in the ordinary course of business or providing a personal reference, subject to such reference not being provided by the Executive on behalf of any Person who is in competition or likely to be in competition with any business carried on at the Termination Date by the Company or any Group Company.

17.6	The restrictions in each clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

17.7	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or any Group Company and in particular (but without limiting this acknowledgement) he acknowledges that, because he is actively involved in the Company’s and the Group’s activities in the United States of America, and because the Company’s and the Group’s clients are located throughout the United States of America, it is reasonable for such protection that the provisions should apply to the whole of the United States of America.

17.8	The provisions of this clause shall apply to a successor in business to the Company or a Group Company where the succession occurs after the Termination Date if such date is prior to September 1, 2005.

18	ASSIGNABILITY: BINDING NATURE

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company. is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, the Company shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law except as provided in clause 28 below.

19	TAKEOVER

19.1	Subject always to clause 29, if during the Term of Employment under this Agreement any person or other legal entity whether acting alone or in concert (as defined by The United Kingdom’s City Code on Takeovers and Mergers) with another or otherwise acquires control (as defined in section 416 of the United Kingdom’s Income and Corporation Taxes Act 1988) of the Parent or the Parent disposes or the Parent and all the companies under its control (as so defined) dispose in aggregate of all or substantially all of its or their assets (a “Change of Control”) then and in any such event within ninety days of the UK Change of Control becoming effective (the “Control Date”) the Executive may serve written notice on the Company terminating the Term of Employment hereunder forthwith.

On service of such notice the Company shall be obliged to pay the Executive immediately an amount equal to the aggregate of the following:

(a)	two times the Base Salary payable under clause 7.1 at the annual rate to which the Executive was entitled at the Control Date determined in accordance with the Schedule; and

(b)	two times the Base Salary payable under clause 7.1 at the annual rate to which the Executive was entitled at the Control Date (this reflects the target bonus described in clause 8) determined in accordance with the Schedule; and

(c)	two times a sum equal to the pension payment payable under clause 12.3 as at the last 1 January before the Control Date determined in accordance with the Schedule.

19.2	In addition upon service of the notice referred to in clause 19.1 the Company shall cause the Parent, to the extent possible under the rules of the Parent’s Performance Share Plan, to procure that all rights to receive a cash sum and/or other benefits to which the Executive is entitled to thereunder by reference to the value of shares in the capital of the

Parent shall on the written request of the Executive given to the Company at any time within three months of the Control Date be and become immediately vested in the Executive and immediately due and payable.

19.3	Upon service of the notice referred to in clause 19.1 the Executive shall provide to the Company such assistance as in the circumstances is necessary for the orderly transfer of his duties for a period of four weeks from the date of the service of the notice.

19.4	In the event of any termination of employment under this clause 19, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in clause 19.6 below or on account of any amounts in respect of any claims the Company or any Group Company may have against the Executive.

19.5	Any amounts due under this clause 19 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

19.6	In addition in such event, the Executive and his eligible dependants shall also be entitled to continued participation in all medical, dental, hospitalisation and other health benefit plans or programs (in such amounts as are in place as of the date of termination of employment) in which he and his eligible dependants were participating on the date of the termination of his employment until the earlier of:

(a)	the second anniversary of the date of termination;

(b)	the date or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage by coverage, or benefit-by-benefit basis);

provided that: (x) if the Executive and/or his eligible dependants are prec!uded from continuing his or their participation in any employee benefit plan or program as provided in this clause 19, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he and/or his eligible dependants, as the case may be, are unable to participate for the period specified in this clause 19; (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual or family basis; and (z) payment of such after-tax economic equivalent shall be made quarterly in advance.

19.7	Amounts due under this clause 19 shall be paid promptly following termination of employment except in the case of the benefits due under any employee benefit plan and programs above which shall be paid in accordance with the terms of the applicable plans and programs.

20	TERMINATION PAYMENT

20.1	Subject always to clause 29, if the Company shall terminate the Term of Employment for any reason whatsoever other than provided for in sub-clauses 15.1 or 15.2 then and in any event the Company shall within a period of thirty days from the date of such termination pay to the Executive a sum equal to two times the aggregate of:

(a)	the Base Salary payable under clause 7.1 at the annual rate payable to the Executive at the date the termination takes effect determined in accordance with the Schedule; and

(b)	a sum equal to 100% of the Base Salary payable under clause 7.1 at the annual rate payable at the date the termination takes effect (this reflects the target bonus described in clause 8) determined in accordance with the Schedule; and

(c)	a sum equal to the pension payment payable under clause 12.3 as at the last 1 January before the date the termination takes effect determined in accordance with the Schedule.

In addition in such event, the Executive shall also be entitled to continued participation in all medical, dental, hospitalisation and other health benefit plans or programs (in such amounts as are in place as of the date of termination of employment) in which he and his eligible dependants were participating on the date of the termination of his employment until the earlier of:

(i)	the second anniversary of the date of termination;

(ii)	the date or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis);

provided that: (x) if the Executive and/or his eligible dependants are precluded from continuing his or their participation in any employee benefit plan or program as provided in this clause 20.1, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he and/or his eligible dependants are unable to participate for the period specified in this clause 20.1; (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual or family basis; and (z) payment of such after-tax economic equivalent shall be made quarterly in advance.

20.2	If clause 20.1 applies the Company shall procure that the Parent, to the extent possible under the rules of the Parent’s Performance Share Plan, shall procure that all rights to receive a cash sum and/or benefits to which the Executive is entitled to thereunder by reference to the value of share in the capital of the Parent shall be and become immediately vested in the Executive and immediately due and payable.

20.3	In the event of any termination of employment referred to in this clause 20, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or any amounts in respect of any claims the Company or any Group Company may have against the Executive.

20.4	Any amounts due under this clause 20 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

20.5	Amounts due under this clause 20 shall be paid promptly following termination of employment except in the case of the benefits due under any employee benefit plans and programs above which shall be paid in accordance with the terms of the applicable plans and programs.

21	ENFORCEMENT OF RIGHT

21.1	No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies of the Parties are cumulative and not exclusive of any rights and remedies provided by law.

21.2	Time shall not be of the essence in this Agreement, but may be made so on the giving of not less than two clear days’ (other than a Saturday, Sunday or public holiday in England and Wales) notice to that effect after any failure to comply with any provision of this Agreement.

22	INDEMNIFICATION

22.1	The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding (including a request for discovery), whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was a director, executive, officer or employee of the Company or is or was serving at the request of the Company as a director, executive, officer, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, executive, officer, member, employee, trustee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorised by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, executive, officer, member, employee, trustee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and properly vouched expenses incur[r]ed by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

22.2	Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under clause 22.1 above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

22.3	The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executive officers.

23	REPRESENTATION

The Company represents and warrants that it is fully authorised and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it or any other person, firm or organisation. The Executive represents that he knows of no agreement between him and any other person, firm or organisation (other than the UK Employment Contract and the UK Services Agreement) that would be violated by the performance of his obligations under this Agreement.

24	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto including the agreement entered into on 14 May 2001 (other than any agreements with respect to any outstanding equity awards, including equity agreements providing for settlement in cash or other non-equity assets) .

25	AMENDMENT OR WAIVER

No provision in this Agreement may be amended unless such amendment is agreed to in wilting and signed by the Executive and an authorised officer of the Company (other than the Executive). No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorised officer of the Company (other than the Executive), as the case may be.

26	SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

27	SURVIVORSHIP

Except as otherwise provided in clause 29, the respective rights and obligations of the Parties shall survive any termination of the Term of Employment to the extent necessary to the intended preservation of such rights and obligations.

28	BENEFICIARIES/REFERENCES

The Executive shall be entitled, to the extent permitted under any applicable law to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial declaration of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

29	CESSATION OF CERTAIN CLAUSES

29.1	The Executive and the Company agree that in relation to any termination of the Term of Employment taking place on or after 1 September 2005, clauses 17, 19 and 20 of this Agreement (and each and every of their respective sub-clauses) shall cease to apply.

30	GOVERNING LAW/JURISDICTION

30.1	This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

30.2	Any judicial proceeding brought against either of the Parties on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of

New York and in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties accepts for himself or itself the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the Parties irrevocably waives to the fullest extent permitted by law any objection that he or it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

31	NOTICES

31.1	Any notice required or permitted to be given hereunder shall be given in writing delivered personally or sent by first class post prepaid recorded delivery (or if via United States mail, by certified or registered mail, postage prepaid, return receipt requested) or by telefax to the Company at its registered office from time to time (or such address as it may have notified to the Executive in accordance with this clause) or to the Executive at the last address notified to the Company.

31.2	Any notice delivered personally shall be deemed to be received when delivered to the address referred to in clause 31.1 and any notice sent by pre-paid recorded delivery post (or if via United States mail, by certified or registered mail, postage prepaid, return receipt requested) shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting and in proving the time of dispatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by telefax shall be deemed to have been received on receipt by the sender of the correct “answerback”.

32	HEADINGS

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

33	EXCHANGE RATE

Except as otherwise provided in clause 17, where any amount is expressed as a sterling amount it shall be converted into United States dollars at the rate prevailing on the due date for payment and paid in United States Dollars.

34	COUNTERPARTS

This Agreement may be executed in two or more counterparts.

AS WITNESS the hands of the parties the day and year first hereinbefore written.

WPP Group USA, Inc.
By:	/s/ Mary E. Howe

Sir Martin Stuart Sorrell
By:	/s/ Martin Sorrell

SCHEDULE   1

Calculation of Base Salary, Bonus and Pension Contributions

1.	In addition to the definitions above in this Agreement, the following words and expressions shall have the following meanings except where inconsistent with the context.

“Aggregate Time” the aggregate of US Time and Services Time in respect of a calendar year.

“Aggregate Basic Income” the aggregate of Base Salary payable in respect of a calendar year under clause 7.1 of this Agreement and the fee payable under clause 8.1 of the UK Services Agreement (exclusive of VAT) (or after the Commencement Date (as defined in the UK Employment Contract) the Base Salary payable under clause 6 of the UK Employment Contract) being at the date of this Agreement £840,000 (and subsequently such higher annual fee or salary as agreed by the Company’s Board of Directors pursuant to paragraph 3 below).

“Aggregate Pensions Provision” the aggregate of the Pensions Contribution payable in respect of a calendar year under clause 12.3 of this Agreement and the Pensions Fee payable under clause 13.3 of the UK Services Agreement (exclusive of VAT) (or after the Commencement Date, the Pensions Contributions payable under clause 11.3 of the UK Employment Contract) being at the date of this Agreement £336,000 and subsequently such higher sum as may be agreed between the Company and the Executive for any year before the first day of January of that year, which in no event shall be less than 40% of the Aggregate Basic Income.

“Services Time” the aggregate of the amount of time (computed in working days) which the Director has spent during a calendar year in the provision of services pursuant to the UK Services Agreement or the UK Employment Contract as the case may be.

“US Time” the aggregate of the amount of time (computed in working days) which the Director has spent during a calendar year in performing the duties of his employment pursuant to this Agreement.

2	The annual Base Salary payable under clause 7.1 of the Agreement shall be calculated by applying the following formula:

US Time Amount of annual Base Salary = Aggregate Basic Income x US Time

                                                             Aggregate Time

3	The fee payable under clause 7.1 shall be reviewed (but not downwards) from time to time in accordance with the practices adopted by the Company’s Board of Directors on the recommendations from time to time of its compensation committee and, in reviewing the Base Salary, regard shall be had to how those practices and recommendations apply to the senior executives of the Company and the Group’s senior executives and due regard shall also be had to the practices of the Parent’s peer group in relation to their chief executive officers.

4	The Pensions Contribution payable under clause 12.3 of this Agreement shall be calculated by applying the following formula:

Pensions Contribution = Aggregate Pensions Provision x US Time

                    Aggregate Time

5	At all times and immediately after the end of each calendar year, the Executive will provide to the Company full details of the Aggregate Time, including US Time which the Executive has spent in that calendar year. The Company is entitled to rely without enquiry on any notice of the amount of Aggregate Time and US Time which the Executive has provided to the Company for any calendar year.

6	For the purpose of determining:

(a)	the Base Salary payable under clause 7.1 at the Control Date and the Pensions Contributions payable under clause 12.3 on 1 January before the Control Date in order to calculate any amount payable under clause 19; and

(b)	the Base Salary payable under clause 7.1 at the date of termination of the Term of Employment and the Pensions Contributions payable under clause 12.3 on 1 January before the date of termination of the Term of Employment in order to calculate any amount payable under clause 20, those fees shall be determined in accordance with this Schedule having regard to the US Time and Aggregate Time from the beginning of the calendar year in which the Control Date or termination of the Term of Employment (as appropriate) occurs until the Control Date or termination, as the case may be.